Exhibit 99.1

News Release

Sprint Nextel

6200 Sprint Parkway

Overland Park, Kan. 66251

Media Contacts:

Scott Sloat, Sprint

240-855-0164

Scott.sloat@sprint.com

Susan Johnston, Clearwire

425-505-6178

susan.johnston@clearwire.com

Investor Contacts:

Brad Hampton, Sprint

800-259-3755

investor.relations@sprint.com

Alice Ryder, Clearwire

425-505-6494

alice.ryder@clearwire.com

Sprint Completes Acquisition of Clearwire

OVERLAND PARK, Kan. and BELLEVUE, Wash. – July 9, 2013 – Sprint (NYSE: S) today announced the successful completion of its transaction to acquire 100 percent ownership of Clearwire (NASDAQ: CLWR). The merger agreement was first announced on December 17, 2012 and Clearwire shareholders approved the transaction at a special meeting of stockholders held on July 8, 2013. The transaction closed and became effective today.

At the effective time, each share of Class A common stock of Clearwire automatically converted into the right to receive $5.00 per share in cash. As a result of the completion of the transaction, the common stock of Clearwire will no longer be listed for trading on the NASDAQ stock exchange and Clearwire expects no further trading after the close of business on July 9, 2013.

Also, under the terms of the Indenture, dated as of December 8, 2010, by and among Clearwire Communications LLC, Clearwire Finance, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee (the “8.25% Notes Indenture”), the transaction constitutes a Fundamental Change for the purposes of the 8.25% Notes Indenture with an Effective Date of July 9, 2013.

Citigroup Global Markets Inc. acted as financial advisor to Sprint and Skadden, Arps, Slate, Meagher & Flom LLP and King & Spalding LLP acted as counsel to Sprint. The Raine Group acted as financial advisor to SoftBank Corp. and Morrison Foerster LLP acted as counsel to SoftBank. Evercore Partners acted as financial advisor and Kirkland & Ellis LLP acted as counsel to Clearwire. Centerview Partners acted as financial advisor and Simpson Thacher & Bartlett LLP and Richards, Layton & Finger, P.A. acted as counsel to Clearwire’s special committee. Blackstone Advisory Partners L.P. advised Clearwire on restructuring matters.

About Sprint

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 55 million customers at the end of the first quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###